Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

$150,000	Scottsdale, Arizona October 7, 2024

FOR VALUE RECEIVED, Signing Day Sports, Inc, a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay to the order of Dear Cashmere Group Holding Company, a Nevada corporation (the “Noteholder”) the principal amount of $150,000 (one hundred fifty thousand dollars) (the “Loan”), together with all accrued interest thereon, as provided in this Convertible Promissory Note (this “Note”).

1. Payment Dates.

(a) Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on written demand any time after the closing of the Company’s next financing transaction. The date of repayment is referred to in this Note as the “Payment Date.”

(b) Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of the prepayment.

(c) No Reborrowing. Principal amounts repaid or prepaid may not be reborrowed.

2. Interest.

(a) Interest Rate. Except as provided in Section 2(c), the principal amount outstanding under this Note from time to time shall bear interest at a rate per annum (the “Interest Rate”) equal to thirty-five (35)%.

(b) Interest Payment Dates. Interest shall be payable on the Payment Date.

(c) Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Interest Rate plus two percent (2%) (the “Default Rate”).

(d) Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall begin to accrue on the Loan on the date of this Note. For any portion of the Loan that is repaid, interest shall not accrue on the date on which such payment is made.

(e) Interest Rate Limitation. If at any time the Interest Rate payable on the Loan shall exceed the maximum rate of interest permitted under applicable law, such Interest Rate shall be reduced automatically to the maximum rate permitted.

3. Payment Mechanics.

(a) Manner of Payment. All payments of principal and interest shall be made in US dollars no later than 5:00 PM on the Payment Date. Such payments shall be made by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

(b) Application of Payments. All payments shall be applied, first, to fees or charges outstanding under this Note, second, to accrued interest, and, third, to principal outstanding under this Note.

(c) Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest shall be calculated to include such extension. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in Scottsdale, Arizona are authorized or required by law to close.

4. Representations and Warranties. The Borrower represents and warrants to the Noteholder as follows:

(a) Existence. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its organization. The Borrower has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b) Compliance with Law. The Borrower is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Borrower, its property, and business.

(c) Power and Authority. The Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

(d) Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with applicable law. The Borrower has duly executed and delivered this Note.

5. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Borrower fails to pay (i) any principal amount of the Loan when due; (ii) any interest on the Loan within five (5) days after the date such amount is due; or (iii) any other amount due hereunder within ten (10) days after such amount is due.

(b) Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein contains an untrue or misleading statement of a material fact as of the date made ; provided, however, no Event of Default shall be deemed to have occurred pursuant to this Section 5(b) if, within thirty (30) days of the date on which the Borrower receives notice (from any source) of such untrue or misleading statement, Borrower shall have addressed the adverse effects of such untrue or misleading statement to the reasonable satisfaction of the Noteholder.

(c) Bankruptcy; Insolvency.

(i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

(ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing.

(iii) The Borrower makes a general assignment for the benefit of its creditors.

(iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

(v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

(d) Failure to Give Notice. The Borrower fails to give the notice of Event of Default specified in 6.

6. Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default has occurred, and in any event within two (2) Business Days, the Borrower shall notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

7. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Noteholder may, at its option, by written notice to the Borrower declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Sections 5(c)(i), 5(c)(iii), or 5(c)(iv) shall occur, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Noteholder.

8. Conversion. Subject to the Exchange Authorization (as defined below), at any time from and after an Event of Default, the Noteholder may elect to convert the outstanding principal amount of the Loan plus all accrued, but unpaid interest thereon, into the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), at a conversion price that is equal to $0.30 per share of Common Stock, subject to equitable adjustments for stock splits, stock combinations, recapitalizations or similar transactions (the “Conversion Price”). The number of shares of Common Stock issuable upon such conversion will be equal to the quotient of the amount to be converted divided by the Conversion Price. The Noteholder may make such election by notifying the Company of the same in writing. The date of such notice shall be the conversion date. On such conversion date, the outstanding principal amount of and all accrued but unpaid interest on this Note through the date of conversion shall be converted without any further action by the Noteholder and whether or not this Note is surrendered to the Company. The Company shall be obligated to issue and deliver to the Noteholder certificates representing the securities issuable upon conversion unless the securities are generally in uncertificated form. Unless otherwise agreed to by the Company, no fractional securities shall be issued upon conversion of this Note. In lieu of such fractional securities, the Company shall round up any fractional share into one additional share. Notwithstanding anything to the contrary herein, this Note shall not be convertible, and the Noteholder shall not convert this Note, unless the NYSE American LLC (the “Exchange”) has authorized the issuance of shares of Common Stock issuable pursuant to such conversion (the “Exchange Authorization”). The Noteholder and the Company agree that they will amend this Note to incorporate any modifications requested by the Exchange in order to provide the Exchange Authorization.

9. Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Noteholder in connection with the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

10. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by electronic communication (including email, internet or intranet websites, or facsimile properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party shall specify in writing:

(a)	If to the Borrower:

Signing Day Sports, Inc.

Attention: Chief Executive Officer

E-mail: danny.nelson@signingdaysports.com

(b)	If to the Noteholder:

Dear Cashmere Group Holding Company

Attention: James Gibbons

E-mail: james@swifty.global

11. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Arizona.

12. Disputes.

(a) Submission to Jurisdiction.

(i) The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of Arizona sitting in Maricopa County, and in the United States District Court sitting in Phoenix, Arizona, and (B) submits to the jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Nothing in this Section 12(a) shall affect the right of the Noteholder to bring any action, suit, or proceeding relating to this Note against the Borrower or its properties in the courts of any other jurisdiction.

(iii) Nothing in this Section 12(a) shall affect the right of the Noteholder to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(b) Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 12(a), and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(c) Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

13. Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

14. Integration. This Note constitutes the entire contract between the Borrower and the Noteholder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

15. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Noteholder. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

16. No Waiver; Cumulative Remedies. No failure by the Noteholder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

17. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

18. Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif” or any other electronic means that reproduces an image of the actual executed signature page) format shall be as effective as delivery of a manually executed counterpart of this Note.

19. Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7031), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), and any other similar state laws based on the Uniform Electronic Transactions Act.

IN WITNESS WHEREOF, the Borrower has executed this Note as of October 7, 2024.

SIGNING DAY SPORTS, INC.

			By:	/s/ Daniel Nelson
				Name:	Daniel Nelson
				Title:	Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED BY
DEAR CASHMERE GROUP HOLDING COMPANY

By:	/s/ James Gibbons
	Name:	James Gibbons
	Title:	Chief Executive Officer